Exhibit 107

Calculation of Filing Fee Tables

F-1
(Form Type)

Galaxy Payroll Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares	457 (a)	2,300,000	(2)(3)	$4.00	$9,200,000	.0001476	$1,357.92
Fees to Be Paid	Equity	Ordinary Shares	457 (a)	2,240,000	(4)	$4.00	$8,960,000	.0001476	$1,322.50
Fees Previously Paid									$3,063.56
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$18,160,000		$2,680.42
	Total Fees Previously Paid								$3,063.56
	Total Fee Offsets								$0
	Net Fee Due								$0

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	Includes 300,000 ordinary shares that may be issued upon exercise of an option granted to the underwriters to cover over-allotments, if any.

(4)	Reflects the ordinary shares that registered for the resale by the selling shareholder identified herein.